Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS FISCAL 2003

THIRD QUARTER RESULTS

AUSTIN, Minn., August 21, 2003 (BUSINESS WIRE) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2003 third quarter ended July 26, 2003.

HIGHLIGHTS

•                  EPS of $.25, compared to $.27 a year earlier

•                  Dollar sales of $1.0 billion increased 8 percent from prior year

•                  Grocery Products operating profit down 8 percent; volume down 2 percent; dollar sales up 1 percent

•                  Refrigerated Foods operating profit up 61 percent; volume down 10 percent due to discontinuation of hog processing at Rochelle, IL; dollar sales up 3 percent

•                  Jennie-O Turkey Store volume and dollar sales up 6 percent and 5 percent, respectively, but experienced a small operating loss due to the industry-wide turkey oversupply

•                  Century Foods International acquisition announced at the end of the third quarter

Hormel Foods Corporation (NYSE: HRL-News), the multinational marketer of consumer-branded meat and food products, today reported fiscal 2003 third quarter net earnings of $34.7 million, down 9 percent from $38.3 million a year earlier.  Earnings per share were $.25 versus $.27 in the fiscal 2002 third quarter.  Sales totaled $1.0 billion, up from $933.8 million in the same period last year.

For the nine months ended July 26, net earnings were $115.4 million, or $.83 per share, compared to $121.4 million, or $.86 per share in the prior year.  Sales totaled $3.0 billion, up from $2.9 billion in the same period last year.

COMMENTARY AND OUTLOOK

“Exceptionally strong performance by Refrigerated Foods was offset by commodity value pressures in our Jennie-O Turkey Store segment in the third quarter” said Joel Johnson, chairman of the board, president and chief executive officer. “Refrigerated Foods operating profit increased sharply as a result of normalized pork contract results and higher demand for HORMEL branded value-added products,” Johnson continued.  “The very difficult turkey market put more pressure than we anticipated on our overall performance and caused us to miss our guidance range by $.02 per share,” said Johnson.  “The normal seasonal strengthening of the turkey market did not happen this year because of excess inventory industry-wide.   Despite the disappointing results from our turkey operations this quarter, the long-term outlook for this business is very promising. Our development of new, value-added products continues to be strong, and Jennie-O Turkey Store remains one of the most efficient and highly integrated producers in the industry.  We are confident that this business is well positioned and its contribution to Hormel Foods will become more evident once the turkey market oversupply clears,” Johnson continued.

“The Refrigerated Foods segment reported a significant third-quarter operating profit gain of 61 percent.  The benefits of our value-added product initiatives are becoming visible now that we have more normal cost conditions in the pork industry,” said Johnson.  “Value-added products such as our HORMEL Fully Cooked Entrees and HORMEL ALWAYS TENDER Fresh Pork were key contributors to the strong performance.

“As expected, Grocery Products experienced higher beef and pork costs, which reduced operating profits 8 percent,” Johnson said.  “Sales dollars grew 1 percent with support from HORMEL bacon bits, HORMEL chunk meats and HORMEL chili.  These increases were somewhat offset by lower sales in CHI-CHI’S sauces, DINTY MOORE canned items and the SPAM Family of products,” Johnson said.  “The SPAM Family of products had a very strong second quarter, which I suspect led to higher than normal pantry inventories that had to be liquidated in the third quarter.

 “We were pleased to announce recently the acquisition of Century Foods International, a manufacturer of nutritional products, dairy proteins and blends, and cheese products.  Century Foods will report as part of our Specialty Foods Segment.  This addition further diversifies our company and provides new opportunities for growth,” Johnson stated.

“Even though we see signs of recovery in the turkey markets, the fourth quarter will be another difficult period for our turkey business.  We expect solid results from the Refrigerated Foods segment with pork dynamics within historical norms. Grocery Products will face higher raw material costs compared to last year but sales of these products typically strengthen in the fourth quarter.  After assessing industry factors and our own business plans and prospects, our earnings guidance for the fourth quarter is in a range of $.36 to $.44,” Johnson concluded.

OPERATING HIGHLIGHTS

Grocery Products (16 % of Net Sales, 38 % of Segment Operating Profit)

•                  Dollar sales for the third quarter totaled $164 million, up 1 percent.

•                  Volume down by 2 percent.  After very strong second quarter results, the SPAM Family of products and DINTY MOORE canned items were down in the third quarter compared to last year.  CHI-CHI’S sauces were also down.  Double-digit growth was reported by HORMEL bacon bits, HORMEL chili, and HORMEL chunk products.

•                  Operating profit for the quarter was down 8 percent to $24 million, reflecting higher raw material costs.

•                  YTD market share gains were seen in key categories: luncheon meat, stew and chili.

•                  The new DINTY MOORE microwave “bowl out of the box” packaging is being introduced.  The first shipments are scheduled for September.

•                  Four new PATAK’s pre-cooked, ready-to-serve rice products in stand-up plastic pouches have received great acceptance from several major retail chains.  These are the first shelf-stable, pre-cooked rice products on the market.

Refrigerated Foods (49 % of Net Sales, 43 % of Segment Operating Profit)

•                  Dollar sales for the third quarter totaled $497 million, up 3 percent.

•                  Volume decreased 10 percent due to the discontinuation of hog processing at the Rochelle, IL plant.

•                  Operating profit for the third quarter improved 61 percent to $27 million, reflecting better market conditions and continued strength from value-added, branded products.

•                  Value-added volume growth in key retail categories included ALWAYS TENDER Fresh Pork, sliced bacon, HORMEL Fully Cooked Entrees and deli products.

•                  The Di Lusso Deli Company continues to expand its distribution of premium deli products.

•                  Foodservice overall volume was up 3 percent compared to last year, which is better than twice the growth rate predicted for the foodservice industry.  Value-added categories including ALWAYS TENDER boneless pork, premium bacon, AUSTIN BLUES BBQ products and CAFÉ H reported solid growth.

•                  Precept Foods, the joint venture between Hormel Foods and the Excel Corporation, a subsidiary of Cargill, Incorporated, announced Super Target as the first customer to market case-ready beef under the HORMEL ALWAYS TENDER brand.

Jennie-O Turkey Store (22 % of Net Sales, 0 % of Segment Operating Profit)

•                  Dollar sales in the third quarter increased 5 percent to $224 million.

•                  Volume was up 6 percent.

•                  Operating loss amounted to $127,000 versus an operating profit of $15.4 million last year because of the oversupply in the turkey markets.  The market has begun to strengthen, but it is unclear exactly when inventories and prices will return to normal.

•                  Value-added volume grew 8 percent.  Strong sales growth continues for value-added products such as JENNIE-O TURKEY STORE fresh bratwurst (regular, beer and cheddar), SO EASY fully cooked entrees, frozen burgers and fresh dinner sausage.

•                  Export markets strengthened.

•                  Foodservice and deli volume were up 9 and 7 percent, respectively.

Specialty Foods (8 % of Net Sales, 8 % of Segment Operating Profit)

•                  Dollar sales in the third quarter increased 149 percent (22 percent excluding Diamond Crystal Brands).

•                  Volume in the third quarter was up 163 percent (22 percent excluding Diamond Crystal Brands).

•                  Operating profit for the third quarter improved 51 percent (no change excluding Diamond Crystal Brands).

•                  Hormel HealthLabs, Inc. recorded 26-percent volume growth for the third quarter.

•                  The Century Foods International acquisition provides new growth opportunities and adds scale to the Specialty Foods segment business.

All Others (5 % of Net Sales, 11 % of Segment Operating Profit)

•                  Dollar sales increased 2 percent to $45 million.

•                  Volume in the second quarter was 6 percent lower than a year earlier, primarily due to weak fresh/frozen pork exports.

•                  Operating profit for the second quarter totaled $6.8 million compared with $6.2 million a year ago, up 11 percent.  Solid performance from our subsidiaries Dan’s Prize and Vista International Packaging supported the operating profit increase.

•                  Hormel Foods International reported strong sales for the SPAM Family of products and STAGG chili.  The business in China has improved and the long-term prospects are encouraging.

General Corporate Income (Expense)

•                  Third quarter expenses increased $3.7 million primarily due to higher pension costs ($3.2 million).

•                  YTD expenses increase $12.2 million due to $9.6 million in higher pension costs and a $4.2 million bad debt write-off related to the Fleming Companies’ bankruptcy.

DIVIDENDS

Effective August 15, 2003 the company paid its 300th consecutive quarterly dividend.  The annual rate is $.42 per share.

CONFERENCE CALL

A conference call will be Webcast at 10:00 a.m. CT on Thursday, August 21, 2003.  Access is available at www.hormel.com.  If you do not have Internet access and want to listen to an audio replay, call 800-642-1687 in the United States and 706-645-9291 internationally and enter conference call ID 2143021#.  The Webcast replay will be available at 12:00 (noon) CT, August 21, and archived for one year.  Listening to the Webcast requires speakers and Microsoft’s Windows Media Player.  If you do not have Media Player, you may download it for free at http://www.microsoft.com/windows/windowsmedia/download/default.asp.  The audio replay will be available beginning at 12:00 (noon) CT on Thurs., August 21, 2003, through 11:59 p.m. CT on October 4, 2003.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational marketer of consumer-branded, value-added food, meat and poultry products delivered through retail and foodservice channels.  The company creates shareholder value by building emerging businesses, strengthening existing brands, launching new brands, providing outstanding customer service, maintaining careful cash and debt management and transparent accounting policies and by leveraging its strong financial position to accelerate growth worldwide.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99 of the company’s Annual Report on Form 10-K for the fiscal year ended October 26, 2002, which can be accessed at http://www.hormel.com

Statements Follow

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Segment Data

Fiscal 2003 Third Quarter Segment Operating Results (in Thousands)

	THIRD QUARTER — 13 WEEKS ENDED
SALES	July 26, 2003	July 27, 2002	% Change
Grocery Products	$163,951	$162,515	0.9
Refrigerated Foods	497,158	482,250	3.1
Jennie-O Turkey Store	224,346	212,914	5.4
Specialty Foods	78,804	31,692	148.7
All Others	45,136	44,407	1.6
Total	$1,009,395	$933,778	8.1

OPERATING PROFIT
Grocery Products	$23,915	$25,999	(8.0)
Refrigerated Foods	26,656	16,565	60.9
Jennie-O Turkey Store	(127)	15,397	(100.8)
Specialty Foods	5,016	3,323	50.9
All Others	6,836	6,166	10.9
Total segment operating profit	62,296	67,450	(7.6)
Other income and net interest	(1,845)	(5,502)	66.5
Gen. corporate income (expense)	(6,903)	(3,194)	(116.1)
Income before tax	$53,548	$58,754	(8.9)

	YEAR TO DATE — 39 WEEKS ENDED
SALES	July 26, 2003	July 27, 2002	% Change
Grocery Products	$545,540	$518,874	5.1
Refrigerated Foods	1,480,296	1,483,335	(0.2)
Jennie-O Turkey Store	656,278	628,880	4.4
Specialty Foods	206,807	97,483	112.1
All Others	141,526	142,847	(0.9)
Total	$3,030,447	$2,871,419	5.5

OPERATING PROFIT
Grocery Products	$106,391	$87,769	21.2
Refrigerated Foods	51,279	52,927	(3.1)
Jennie-O Turkey Store	24,054	48,602	(50.5)
Specialty Foods	13,117	8,622	52.1
All Others	17,355	18,287	(5.1)
Total segment operating profit	212,196	216,207	(1.9)
Other income and net interest	(14,434)	(18,720)	22.9
Gen. corporate income (expense)	(20,048)	(7,885)	(154.3)
Income before tax	$177,714	$189,602	(6.3)

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	7-26-2003	7-27-2002	7-26-2003	7-27-2002
Net sales	$1,009,395	$933,778	$3,030,447	$2,871,419

Cost of products sold	782,208	706,968	2,312,647	2,174,300

GROSS PROFIT:	227,187	226,810	717,800	697,119

Expenses:
Selling and delivery	118,497	111,132	358,342	336,429

Marketing	25,818	29,668	81,539	88,573

Administrative & general	28,681	23,529	89,483	69,569

TOTAL EXPENSES:	172,996	164,329	529,364	494,571

Equity in earnings of affiliates	1,202	1,775	3,712	5,774

OPERATING INCOME:	55,393	64,256	192,148	208,322

Other income & expenses:
Interest & investment income	6,408	2,202	8,963	5,398

Interest expense	(8,253)	(7,704)	(23,397)	(24,118)

EARNINGS BEFORE INCOME TAXES:	53,548	58,754	177,714	189,602

Provision for income taxes	18,875	20,493	62,300	68,250
(effective tax rate)	35.25%	34.88%	35.06%	36.00%

NET EARNINGS	$34,673	$38,261	$115,414	$121,352

NET EARNINGS PER
SHARE (Basic)	$.25	$.28	$.83	$.87
NET EARNINGS PER
SHARE (Diluted)	$.25	$.27	$.83	$.86

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	July 26,	October 26,
	2003	2002
	(In Thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$138,785	$309,563
Accounts receivable	264,485	275,460
Inventories	391,115	355,638
Deferred income taxes	7,924	7,431
Prepaid expenses & other current assets	25,072	14,078

TOTAL CURRENT ASSETS	827,381	962,170

INTANGIBLES	445,770	366,296

OTHER ASSETS	355,562	239,052

PROPERTY, PLANT & EQUIPMENT, NET	670,220	652,678

TOTAL ASSETS	$2,298,933	$2,220,196

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$399,493	$410,111

LONG-TERM DEBT — LESS CURRENT MATURITIES	407,031	409,648

OTHER LONG-TERM LIABILITIES	290,897	285,182

SHAREHOLDERS’ INVESTMENT	1,201,512	1,115,255

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$2,298,933	$2,220,196

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirty-Nine Weeks Ended
	7-26-2003	7-27-2002
	(In Thousands )
OPERATING ACTIVITIES
Net earnings	$115,414	$121,352
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	61,865	61,556
Amortization of intangibles	2,789	724
Equity in earnings of affiliates	(3,178)	(5,774)
Provision for deferred income taxes	(7,613)	(6,346)
Loss on property/equipment sales and plant facilities	2,696	829
Changes in operating assets and liabilities net of acquisitions:
Decrease in accounts receivable	22,522	57,096
(Increase) decrease in inventories and prepaid expenses, and other current assets	(37,005)	8,838
(Decrease) in accounts payable and accrued expenses	(15,239)	(9,577)
NET CASH PROVIDED BY OPERATING ACTIVITIES	142,251	228,698

INVESTING ACTIVITIES
Sale of held-to-maturity securities	0	5,000
Purchase of held-to-maturity securities	0	(15,000)
Acquisitions of businesses	(124,464)	(476)
Purchases of property / equipment	(45,606)	(38,041)
Proceeds from sales of property / equipment	4,162	1,825
(Increase) in investments, equity in affiliates, and other assets	(101,546)	(2,464)
Dividends from affiliates	0	2,104
NET CASH USED IN INVESTING ACTIVITIES	(267,454)	(47,052)

FINANCING ACTIVITIES
Proceeds from long-term debt	42	3,263
Principal payments on long-term debt	(2,693)	(61,645)
Dividends paid on common stock	(42,543)	(39,883)
Stock repurchase	(4,808)	(4,114)
Other	4,427	1,925
NET CASH USED IN FINANCING ACTIVITIES	(45,575)	(100,454)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(170,778)	81,192

Cash and cash equivalents at beginning of year	309,563	186,276

CASH AND CASH EQUIVALENTS AT END OF QUARTER	$138,785	$267,468